NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE Arca hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on November 13, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on November 2, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger of First Trust Exchange-Traded Alphadex Fund II First Trust Australia AlphaDEX Fund and First Trust Developed Markets ex-US AlphaDEX Fund became effective before the open on November 2, 2020. Shares of First Trust Exchange-Traded Alphadex Fund II First Trust Australia AlphaDEX Fund were converted into shares equal in aggregate net asset value at the time of the exchange to the aggregate net asset value of shares of First Trust Developed Markets ex-US AlphaDEX Fund. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on Novemeber 2, 2020.